REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Surgical Health Corporation

We have audited the accompanying consolidated balance sheets of Surgical Health Corporation and subsidiaries as of December 31, 1993 and 1994, and the related consolidated statements of operations redeemable convertible preferred stock and common stock and other shareholders|Al equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company|Als management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1992 and 1993 consolidated financial statements of Heritage Surgical Corporation, a wholly-owned subsidiary, which statements reflect total assets constituting 53% in 1992 and 42% in 1993, total revenues constituting 44% in 1992 and 46% in 1993 and total net income constituting 57% in 1992 and 54% in 1993, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Heritage Surgical Corporation, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referredto above present fairly, in all material respects, the consolidated financial position of Surgical Health Corporation and subsidiaries at December 31, 1993 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                                  ERNST & YOUNG LLP

Atlanta, Georgia
March 1, 1995

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
Heritage Surgical Corporation:


We have audited the accompanying consolidated balance sheets of Heritage Surgical Corporation (a Tennessee corporation) as of December 31, 1992 and 1993, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended (not presented separately herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements (not presented separately herein) referred to above present fairly, in all material respects, the financial position of Heritage Surgical Corporation as of December 31, 1992 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, the Company adopted SFAS 109 on January 1, 1993, and did not restate prior periods. Implementation of SFAS 109 required conversion to the liability method of accounting for deferred income taxes. As a result of the implementation of the standard, the classification of certain items on the balance sheet changed with no material effect on the Company's financial condition.

                                             ARTHUR ANDERSEN LLP

Nashville, Tennessee
March 11, 1994

                         SURGICAL HEALTH CORPORATION
                         CONSOLIDATED BALANCE SHEETS

                                                                                          DECEMBER 31,
                                                                                 -----------------------------
                                                                                      1993           1994
                                                                                 -------------- --------------
                                  ASSETS
Current assets:
  Cash and cash equivalents....................................................  $    12,699,961  $   2,786,123
  Accounts receivable, net of allowance for bad debts of $2,064,000 in 1993
    and $2,568,000 in 1994.....................................................       14,175,377     19,939,089
  Other receivables............................................................          542,309        854,006
  Supplies.....................................................................        2,938,599      3,888,752
  Prepaid expenses and other...................................................        2,317,728      1,174,454
  Income taxes refundable......................................................              --         599,169
    Total current assets.......................................................       32,673,974     29,241,593

Property and equipment:
  Land and land improvements...................................................        4,034,911      3,261,308
  Buildings....................................................................        3,058,319     14,752,210
  Leaseholds and leasehold improvements........................................        9,608,439     15,058,251
  Equipment, furniture and fixtures............................................       30,775,496     47,892,201
  Construction in progress.....................................................        8,110,991      2,334,801
                                                                                      55,588,156     83,298,771
  Less accumulated depreciation and amortization...............................       (8,574,744)   (15,464,348)
                                                                                      47,013,412     67,834,423
Other assets:
  Intangible assets............................................................       73,769,563     75,988,135
  Deferred costs...............................................................        7,406,067      9,795,828
  Deposits and other...........................................................        1,564,338      1,142,476
  Investments in unconsolidated entities.......................................          468,742              -
                                                                                      83,208,710     86,926,439
    Total assets...............................................................  $   162,896,096  $ 184,002,455

                     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable.............................................................  $     4,694,700  $   3,973,548
  Accrued expenses.............................................................        3,431,204      9,207,661
  Accrued compensation.........................................................        1,352,156      1,430,569
  Income taxes payable.........................................................          326,083            --
  Current portion of long-term debt and capital lease obligations .............       10,158,598      1,984,712
    Total current liabilities..................................................       19,962,741     16,596,490

Long-term debt and capital lease obligations, less current portion ............       59,672,637     87,635,174
Other long-term liabilities....................................................        2,827,109      2,743,273
Deferred income taxes..........................................................        1,205,892        712,827
Minority interests.............................................................       13,324,759     12,528,466

Commitments and contingencies

Redeemable common stock and warrants...........................................        2,713,407      3,034,339
Redeemable convertible preferred stock in series, $.01 par value:
    Authorized shares--15,022,053 .............................................
      Issued and outstanding shares--9,523,400 in 1993 and 9,313,007 in 1994;
      liquidation value of $30,032,000 in 1993 and $32,144,000 in 1994 ........           95,234         93,130
    Additional paid-in capital on redeemable convertible preferred stock ......       26,954,050     26,475,558

Shareholders' equity:
  Preferred stock, $.01 par value: ............................................
    Authorized shares--10,000,000 .............................................
    Issued and outstanding shares--none in 1993 and 1994.......................              --             --
  Non-voting common stock, $.0025 par value: ..................................
    Authorized shares--700,000 ................................................
    Issued and outstanding shares--none in 1993 and 1994.......................              --             --
  Common stock. $.0025 par value: .............................................
    Authorized shares-- 60,000,000 ............................................
    Issued and outstanding shares--21,373,680 in 1993 and 21,680,917 in 1994 ..           53,434         54,202
    Additional paid-in capital on common stock.................................       32,085,944     33,391,713
    Retained earnings..........................................................        4,000,889        737,283
      Total shareholders' equity...............................................       36,140,267     34,183,198
     Total liabilities and shareholders|Al equity.............................. .$   162,896,096  $ 184,002,455

                           See accompanying notes.

                         SURGICAL HEALTH CORPORATION
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  YEARS ENDED DECEMBER 31,
                                                          ----------------------------------------
                                                           1992            1993              1994
                                                          ------          ------            ------
Net revenues......................................  $   36,561,415  $   80,882,690   $   108,257,719
Operating costs...................................      29,605,875      61,950,476        84,547,790
Operating income..................................       6,955,540      18,932,214        23,709,929
General, administrative and development expenses .       2,460,340       4,311,128         8,756,375
Interest expense..................................       1,327,987       4,233,979         8,030,938
Merger costs......................................             --          332,523         3,570,961
Gain on sale of partnership interest..............             --       (1,400,137)              --
Interest and other income.........................        (491,119)       (325,718)         (575,262)

Income before minority interests, income taxes
  and extraordinary item .........................       3,658,332      11,780,439         3,926,917
Minority interests in net earnings of
  partnerships....................................      (2,842,677)     (5,254,400)       (6,198,714)
Income (loss) before income taxes and
  extraordinary item..............................         815,655       6,526,039        (2,271,797)
Income taxes......................................         628,075       2,616,693           469,755
Income (loss) before extraordinary item...........         187,580       3,909,346        (2,741,552)
Extraordinary loss from early extinguishment of
  debt, net of income tax benefit of $226,000.....             --              --            201,122
Net income (loss).................................         187,580       3,909,346        (2,942,674)
Warrant accretion.................................             --              --            320,932
Net income (loss) attributable to common shares ..  $      187,580  $    3,909,346   $    (3,263,606)

Pro forma net income data:
Net income as reported ...........................  $      187,580  $    3,909,346
Pro forma income taxes (benefit)..................        (147,400)        304,000
Pro forma net income .............................  $      334,980  $    3,605,346
before extraordinary item per common share
  (pro forma for 1992 and 1993)  .................  $          .02  $          .11   $          (.14)
Extraordinary loss per common share...............             --              --               (.01)
Net income (loss) attributable to common shares
per common share (pro forma for 1992 and 1993)  ..  $          .02  $          .11   $          (.15)
Weighted average common and common equivalent
shares outstanding................................      20,424,825      31,428,040        21,814,316

                           See accompanying notes.

                         SURGICAL HEALTH CORPORATION
    CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                  COMMON STOCK AND OTHER SHAREHOLDERS' EQUITY


THIS TABLE SPLITS ONTO NEXT PAGE

                                                            REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                                    ---------------------------------------------------------------
                                                                                            ADDITIONAL
                                                       SERIES A     SERIES B    SERIES C     PAID-IN
                                                     CONVERTIBLE  CONVERTIBLE  CONVERTIBLE  CAPITAL ON   PREFERRED
                                                       PREFERRED    PREFERRED   PREFERRED    PREFERRED     STOCK         COMMON
                                                         STOCK       STOCK        STOCK        STOCK    SUBSCRIBED       STOCK
                                                      ----------  -----------  ------------ ----------- -----------   ------------
Balance at December 31, 1991......................  $   11,908    $        -     $      -   $1,653,933  $6,191,897     $ 20,786
  Issuance of 4,259,840 shares of series A
    convertible preferred stock previously
    subscribed........................................  42,598             -            -    6,149,299  (6,191,897)           -
  Issuance of 5,653,263 shares of series B
    convertible preferred stock, less offering costs
    of $85,388........................................       -        56,533            -   16,817,868           -            -
  Issuance of 2,834,478 shares of common stock .....         -             -            -            -           -        7,086
  Issuance of 4,487,919 shares of common stock in
    connection with acquisitions......................       -             -            -            -           -        11,220
  Issuance of 20,000 shares of common stock upon
   exercise of stock options..........................       -             -            -            -           -            50
  Common stock subscribed.............................       -             -            -            -           -             -
  Net income..........................................       -             -            -            -           -             -
  Dividends paid......................................       -             -            -            -           -             -
Balance at December 31, 1992..........................  54,506        56,533            -   24,621,100           -        39,142
  Issuance of 470,208 shares of common stock in
    connection with Ballas and MWA acquisitions ......       -             -            -            -           -         1,175
  Conversion  of  3,427,885  shares of series A
    convertible  preferred  stock and
     1,638,317 shares of series B convertible
     preferred stock into 5,066,202 shares of
     common stock....................................  (34,279)      (16,383)           -   (9,779,387)          -        12,666
  Issuance of 123,000 shares of common stock ........        -             -            -            -           -           308
  Issuance of 5,437 shares of common stock in
    connection with acquisitions.....................        -             -            -            -           -            13
  Issuance of stock purchase warrant.................        -             -            -            -           -             -
  Issuance of 52,000 shares of common stock upon
    exercise of stock options........................        -             -            -            -           -           130
  Issuance of 3,485,715 shares of series C
    convertible preferred stock, less offering costs
    of $52,808.......................................        -             -       34,857   12,112,337           -             -
  Net income.........................................        -             -            -            -           -             -
Dividends paid.......................................        -             -            -            -           -             -
Balance at December 31, 1993.........................   20,227        40,150       34,857   26,954,050           -        53,434
Accretion of redeemable warrants.....................        -             -            -            -           -             -
Conversion of 110,837  shares of series A convertible
  preferred  stock,  53,533 shares  of  series  B
  convertible  preferred  stock  and  46,023  of
  series  C convertible preferred stock into
  210,393 shares of common stock.....................   (1,109)         (535)        (460)    (478,492)          -           526
Issuance of 54,320 shares of common stock upon
exercise of stock options............................        -             -            -            -           -           136
Stock option compensation............................        -             -            -            -           -             -
Issuance of 42,524 shares of common stock upon
exercise of stock warrants...........................        -             -            -            -           -           106
Net loss.............................................        -             -            -            -           -             -
Balance at December 31, 1994......................... $ 19,118     $  39,615    $  34,397  $26,475,558   $       -      $ 54,202

                           See accompanying notes.

                         SURGICAL HEALTH CORPORATION
    CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                  COMMON STOCK AND OTHER SHAREHOLDERS' EQUITY
                           (CONTINUED...SPLIT TABLE)

                                                                  SHAREHOLDERS' EQUITY
                                                          -------------------------------------
                                                            ADDITIONAL
                                                             PAID-IN
                                                            CAPITAL ON    COMMON
                                                             COMMON       STOCK      RETAINED
                                                              STOCK     SUBSCRIBED   EARNINGS
                                                           ----------  ----------    --------
Balance at December 31, 1991..........................     $1,094,974  $       -   $ 1,688,961
  Issuance of 4,259,840 shares of series A
    convertible preferred stock previously
    subscribed........................................             -           -             -
  Issuance of 5,653,263 shares of series B
    convertible preferred stock, less offering costs
    of $85,388........................................             -           -             -
  Issuance of 2,834,478 shares of common stock .....       4,220,523           -             -
  Issuance of 4,487,919 shares of common stock in
    connection with acquisitions......................    14,718,833           -             -
  Issuance of 20,000 shares of common stock upon
   exercise of stock options..........................         7,950           -             -
  Common stock subscribed.............................             -     213,000             -
  Net income..........................................             -           -       187,580
  Dividends paid......................................             -           -    (1,124,998)
Balance at December 31, 1992..........................    20,042,280     213,000       751,543
  Issuance of 470,208 shares of common stock in
    connection with Ballas and MWA acquisitions ......     1,498,764           -             -
  Conversion  of  3,427,885  shares of series A
    convertible  preferred  stock and
     1,638,317 shares of series B convertible
     preferred stock into 5,066,202 shares of
     common stock....................................      9,817,383          -             -
  Issuance of 123,000 shares of common stock ........        544,152   (213,000)            -
  Issuance of 5,437 shares of common stock in
    connection with acquisitions.....................         18,487          -             -
  Issuance of stock purchase warrant.................        144,208          -             -
  Issuance of 52,000 shares of common stock upon
    exercise of stock options........................         20,670          -             -
  Issuance of 3,485,715 shares of series C
    convertible preferred stock, less offering costs
    of $52,808.......................................              -          -             -
  Net income.........................................              -          -     3,909,346
Dividends paid.......................................              -          -      (660,000)
Balance at December 31, 1993.........................     32,085,944          -     4,000,889
Accretion of redeemable warrants.....................              -          -      (320,932)
Conversion of 110,837  shares of series A convertible
  preferred  stock,  53,533 shares  of  series  B
  convertible  preferred  stock  and  46,023  of
  series  C convertible preferred stock into
  210,393 shares of common stock.....................        480,070          -             -
Issuance of 54,320 shares of common stock upon
exercise of stock options............................         20,638          -             -
Stock option compensation............................        804,685          -             -
Issuance of 42,524 shares of common stock upon
exercise of stock warrants...........................            376          -             -
Net loss.............................................              -          -    (2,942,674)
Balance at December 31, 1994.........................    $33,391,713   $      -  $    737,283

                           See accompanying notes.

                         SURGICAL HEALTH CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                                YEARS ENDED DECEMBER 31,
                                                                    -----------------------------------------------
                                                                          1992            1993            1994
                                                                    --------------- --------------- ---------------
Operating activities
  Net income (loss) ............................................    $    187,580 $      3,909,346 $      (2,942,674)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation and amortization ..............................       3,097,202        6,848,027       11,089,967
    Amortization of loan origination costs .....................            --            337,950          638,042
    Minority interests in earnings of partnerships .............       2,842,677        5,254,400        6,198,714
    Loss on early extinguishment of debt .......................            --               --            427,122
    Stock option compensation ..................................            --               --            804,685
    Gain on sale of partnership interests ......................            --         (1,400,137)            --
    Deferred income taxes ......................................          94,573          868,612         (341,801)
    Changes in operating assets and liabilities (net of
      acquired operating assets and liabilities):
          Accounts receivable ..................................      (4,195,775)      (2,801,468)      (5,763,712)
          Other receivables ....................................          62,997         (193,752)        (184,517)
          Supplies .............................................        (689,018)        (573,315)        (950,153)
          Prepaid expenses and other ...........................         (78,637)      (1,647,978)       1,143,274
          Income taxes refundable ..............................            --               --           (599,169)
          Accounts payable .....................................       2,119,570          270,148         (721,152)
          Accrued expenses and compensation ....................         519,717        2,269,790        5,771,034
          Income taxes payable .................................         498,802           32,738         (477,347)
Net cash provided by operating activities ......................       4,459,688       13,174,361       14,092,313

Investing activities
  Payments for purchase of majority interests in surgery
    centers, net of cash acquired ..............................     (21,525,462)     (25,706,471)      (3,831,868)
  Purchase of property and equipment ...........................      (8,075,378)     (17,652,446)     (37,210,354)
  Purchase of medical assets ...................................      (1,764,644)        (408,116)            --
  Proceeds from sale of property and equipment .................            --               --          9,291,939
  Proceeds from sale of partnership interest ...................            --          3,163,225          423,085
  Increase in other assets .....................................      (1,642,052)      (4,735,835)      (5,493,853)
  Net cash used in investing activities ........................     (33,007,536)     (45,339,643)     (36,821,051)

Financing activities
  Proceeds from issuance of redeemable convertible
    preferred stock ............................................      23,066,298       12,147,194             --
  Proceeds from issuance of common stock .......................       4,448,606        1,852,198           21,256
  Contributions from limited partners ..........................       1,915,000        2,698,712        1,784,250
  Distributions to limited partners ............................      (1,914,743)      (4,356,045)      (8,779,257)
  Proceeds from issuance of long-term debt .....................      11,275,925       40,547,822      105,179,305
  Payments on long-term debt and capital lease
    obligations ................................................      (3,908,400)     (14,507,525)     (85,390,654)
  Dividends paid ...............................................      (1,124,998)        (660,000)            --
  Net cash provided by financing activities ....................      33,757,688       37,722,356       12,814,900

  Net increase (decrease) in cash and cash equivalents .........       5,209,840        5,557,074       (9,913,838)
  Cash and cash equivalents at beginning of year ...............       1,933,047        7,142,887       12,699,961
  Cash and cash equivalents at end of year .....................    $  7,142,887 $      12,699,961 $     2,786,123

                           See accompanying notes.

                         SURGICAL HEALTH CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies

Description of Business

   Surgical Health Corporation (the "Company") was incorporated on April 24, 1991 to develop, acquire and manage outpatient surgery centers. The Company merged with Ballas Outpatient Management, Inc. ("Ballas") and Midwest Anesthesia, Inc. ("MWA") on February 11, 1993 in a transaction accounted for as a pooling of interests. Ballas (formerly Outpatient Surgery Center, Inc.) was incorporated in December 1984 and MWA was incorporated in July 1985. On January 18, 1994, the Company merged with Heritage Surgical Corporation ("Heritage") in a transaction accounted for as a pooling of interests. Heritage was incorporated in November 1991. All financial data for periods prior to the mergers have been restated to include the accounts and results of operations of the merged companies. See "Basis of Presentation" below.

   As of December 31, 1994, the Company, through its wholly-owned subsidiaries, owned and managed 36 outpatient surgery centers.

Basis of Presentation

   On February 11, 1993, the Company acquired all the outstanding stock of Ballas, an outpatient surgery center in St. Louis, Missouri, in exchange for 1,882,336 shares of the Company's common stock and also acquired all the outstanding stock of MWA, a provider of anesthesia services to patients of Ballas, in exchange for 823,500 shares of the Company's common stock. On January 18, 1994, the Company acquired all the outstanding common stock of Heritage, an operator of eleven outpatient surgery centers, in exchange for 12,079,186 shares of the Company's common stock. The Company agreed to allow the holders of Heritage common stock options and stock purchase warrants to convert such options and warrants into shares of the Company's common stock upon exercise of the related option and warrant by the holder in accordance with its original terms. Common stock in the aggregate number of 1,464,960 shares would be issued if all such options and warrants were exercised.

   These acquisitions have been accounted for as poolings of interests; and accordingly, all financial data for periods prior to the acquisitions have been restated to include the results of the merged companies.

Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Certain of the Company's wholly-owned subsidiaries are general partners in limited partnerships which own and operate outpatient surgery centers. In each instance where the subsidiary owns at least a 50% interest in the partnership and also controls the operations of the partnership, the accounts and operations of such partnerships are included in the consolidated financial statements. Where the subsidiary owns less than a 50% interest in the partnership, the Company's investment in such partnership is accounted for using the equity method. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents

   The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Supplies

   Supplies include medical supplies and drugs and are stated at the lower of cost (first-in, first-out method) or market.

                        SURGICAL HEALTH CORPORATION -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Significant Accounting Policies--Continued

Property and Equipment

   Property and equipment purchased directly is stated at cost; property and equipment obtained through a purchase business combination is stated at estimated fair value as of the date of acquisition. Property and equipment under capital leases is recorded at the lower of the present value of the future minimum lease payments or the fair value of the related equipment.

   Depreciation (which includes the amortization of assets under capital leases) is computed using the straight line method over the related asset's estimated useful life (or the term of the related lease, if less), ranging from seven to thirty years.

Intangible Assets

   Intangible assets principally represent the amount by which the cost of acquired net assets exceeds their related fair value (goodwill). This amount is being amortized on a straight-line basis over a forty-year period. Medical licenses represent the value of Certificates of Need obtained in connection with certain acquisitions and are being amortized on a straight-line basis over a forty-year period. Management contracts represent the amount assigned to acquire management service contracts and are amortized over the contractual term of the related agreement. The carrying value of goodwill will be evaluated if the facts and circumstances suggest that it has been impaired. If this evaluation indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of goodwill will be reduced by the estimated short fall of cash flows.

Deferred Costs

   Organization costs incurred in connection with the formation of partnerships are deferred and amortized over a five-year period commencing when the center opens. Deferred costs also include pre-opening costs incurred in preparing a constructed facility for operations which are deferred and amortized over a twelve-month period from the date of opening. Costs incurred with respect to pending acquisitions or development projects (direct out-of-pocket costs as well as deposits or option payments) are deferred until completed or abandoned. The costs associated with completed projects are capitalized and costs associated with abandoned projects are expensed. During the fourth quarter of 1994, the Company reevaluated its continuing involvement in certain development projects. As a result of this analysis, the Company made a determination to abandon certain projects and charged approximately $503,000 of related deferred costs to expense in 1994.

   The costs incurred in connection with the negotiating and closing of financing agreements, principally the fair market value of stock purchase warrants and legal fees, are capitalized and amortized over the term of the related agreement.

   At December 31, 1993 and 1994, accumulated amortization of deferred costs was approximately $1,560,000 and $4,165,000, respectively.

Net Revenues

   Net revenues are reported at the estimated net realizable amount from patients, third-party payors and others. Such revenues are recognized as the related services are performed. Contractual adjustments resulting from agreements with various organizations to provide services for amounts which differ from standard charges are recorded as deductions from revenues. Amounts which are determined to be uncollectible are charged to operating expenses.

                        SURGICAL HEALTH CORPORATION -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Significant Accounting Policies--Continued

Concentration of Credit Risk

   The Company's principal financial instrument subject to potential concentration of credit risk is trade accounts receivable. The concentration of credit risk with respect to trade accounts receivable is limited due to the large number of payors and their dispersion across many different insurance companies, individuals and geographic locations.

Minority Interests

   Minority interests represent the equity interests of the minority investors in the Company's majority-owned partnerships. The amount of the minority interests is adjusted for the minority investors' share of the partnerships' income or loss and is decreased by distributions paid to minority investors. Minority interests in net earnings of partnerships reflect the minority investors respective share of the income or loss of the related partnership.

Income Taxes

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

Net Income (Loss) Per Common Share

   Net income (loss) per common share is based upon the weighted average number of common and common equivalent shares outstanding. Common equivalent shares, when dilutive, include the effects of outstanding stock options and warrants as well as the assumed conversion of outstanding redeemable convertible preferred stock. In addition, pro forma net income per common share for 1992 and 1993 reflects a pro forma tax provision relating to certain acquisitions of S corporations accounted for as poolings of interests. In 1994, the net loss attributable to common shares includes accretion for the increase in redemption value of redeemable warrants.

2. Mergers

   Net revenues and net income (loss) for the merged companies (as described in Note 1, "Description of Business" and "Basis of Presentation") for 1992, 1993 and 1994 follows (in thousands):


                                      NET          NET INCOME
                                   REVENUES          (LOSS)
                                  ----------     ------------
Year ended December 31, 1992
  The Company.................  $     6,341   $     (852)
  Heritage....................       16,057          765
  Ballas and MWA..............       14,283          271
  Conforming adjustments .....         (120)           4
  Combined....................  $    36,561$         188

Year ended December 31, 1993
  The Company.................  $    41,318   $    1,819
  Heritage....................       37,527        2,107
  Ballas and MWA..............        2,038          (17)
  Combined....................  $    80,883   $    3,909

Year ended December 31, 1994
  The Company.................  $   106,281   $   (3,014)
  Heritage....................        1,977           71
  Combined....................  $   108,258   $   (2,943)

                        SURGICAL HEALTH CORPORATION -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Mergers--Continued

   Conforming adjustments relate principally to amounts necessary to conform the depreciation policies used by Ballas and MWA.

3. Acquisitions

   In February 1992, the Company, through a majority-owned limited partnership, acquired certain medical equipment and a license to operate an outpatient surgery center from Multi-Care Surgery Center, Inc. ("Multi-Care"), a provider of ambulatory healthcare services in Atlanta, Georgia, for cash consideration of approximately $1,810,000 and a 10% note payable for $400,000. In connection with the Multi-Care asset purchase, the Company entered into a consulting agreement with an individual related to Multi-Care under the terms of which the Company agreed to make annual payments of $100,000 for five years and to issue warrants to this individual to purchase 25,000 shares of the Company's common stock at a price per share equal to any future initial public offering price per share of the Company's common stock. The warrants expire at a date three years subsequent to an initial public offering.

   In April 1992, the Company, through a wholly-owned subsidiary, acquired a 51% interest in Indian River Surgery Center, an outpatient surgery center located in Vero Beach, Florida, for cash consideration of $207,000 and the issuance of 555,484 shares of the Company's common stock. The common stock was recorded at its estimated fair value of $630,000.

   Interests in three outpatient surgery centers were acquired in April 1992 for $546,437 in cash consideration and the issuance of 1,099,147 shares of the Company|Als common stock. The common stock was recorded at its estimated fair value of $1,246,594. The Company acquired a 41% interest in Gulf Coast Lithotripsy Associates, L.P., located in Houston, Texas, a 28% interest in Coastal Lithotripsy Associates, L.P., located in Atlanta, Georgia and a 31% interest in Chesapeake Lithotripsy Associates, L.P., located in Baltimore, Maryland.

   In June 1992, the Company, through a wholly-owned subsidiary, acquired all of the outstanding common stock of Surgicenter of San Antonio, Inc., an outpatient surgery center in San Antonio, Texas, for cash consideration of approximately $3,400,000 and a 9% note payable for $200,000.

   In August 1992, the Company, through a majority-owned limited partnership, acquired all the outstanding common stock of Collier Surgi-Center, Inc., an outpatient surgery center in Naples, Florida, for cash consideration of approximately $1,082,000 and the issuance of a 10% interest in the partnership. Additionally, an earnout payment of $237,000 was paid in 1994 and was recorded as additional purchase price.

   In September 1992, the Company, through a majority-owned limited partnership, acquired all the assets of Surgical Partners Joint Venture, an outpatient surgery center in Evanston, Illinois, for cash consideration of approximately $3,900,000, an 8% note payable for $1,665,000 and the issuance of a 21% interest in the partnership. Additionally, an earnout payment of $404,000 was paid in 1993 and was recorded as additional purchase price.

   In September 1992, the Company, through a majority-owned limited partnership, acquired all assets of North Dade Specialists, Inc., a development stage outpatient surgery center in North Miami Beach, Florida, for cash consideration of approximately $350,000 and the issuance of a 49% interest in the partnership.

   In September 1992, the Company, through a majority-owned limited partnership, acquired substantially all the assets of the Center for Outpatient Surgery, Inc., an outpatient surgery center in Phoenix, Arizona, for cash consideration of approximately $2,220,000 and a 9% note payable for $2,110,000.

                        SURGICAL HEALTH CORPORATION -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions--Continued

   In September 1992, the Company acquired, in a single transaction, partnership interests in three operating outpatient surgery centers. The facilities acquired were South Bay Ambulatory Surgery Center, a 50% partnership interest, UTC Surgicenter, a 50% partnership interest and Center for Surgery of Encinitas, a 50% partnership interest, all of which are located in San Diego, California. In addition to the three operating centers, the Company acquired partnership interests in two outpatient surgery centers under development, Newport Beach Surgery Center (a 50% partnership interest), located in Newport Beach, California, and The Surgery Center of The Woodlands (a 30% partnership interest), located in The Woodlands, Texas. The Company issued 2,833,288 shares of common stock as consideration, which was recorded at its estimated fair value of $12,853,459.

   In October 1992, the Company, through a wholly-owned subsidiary, acquired a 60% partnership interest in Boca Raton Outpatient Surgery and Laser Center, an outpatient surgery center located in Boca Raton, Florida, for cash consideration of $5,000,000. Additionally, earnout payments, based upon a multiple of the partnership|Als net income for the twelve-month periods ending February 28, 1993, l994, 1995 and 1996 are due and payable by April 30 of each year. The Company paid $1,500,000 and $2,714,000 in 1993 and 1994, respectively. These amounts were recorded as additional purchase price.

   In October 1992, the Company, through a majority-owned limited partnership, acquired substantially all the assets of Surgery Center, Inc., an outpatient surgery center located in Bradenton, Florida for cash consideration of approximately $750,000.

   In October 1992, the Company, through a majority-owned limited partnership, acquired substantially all the assets of Gwinnett Ambulatory Surgical Unit, L.P., an outpatient surgery center in Snellville, Georgia, for cash consideration of approximately $3,300,000 and the issuance of a 20% interest in the partnership. Additionally, an earnout payment of $759,000 was paid in 1993 and was recorded as additional purchase price.

   In December 1992, the Company, through a majority-owned limited partnership, acquired all the assets of Palms Wellington Surgical Partners Limited, a development stage outpatient surgery center in Royal Palm Beach, Florida, for cash consideration of approximately $285,000, a 12% note payable for $415,000 and the issuance of a 49% interest in the partnership. Additionally, an earnout payment based upon a multiple of the partnership's calendar year 1995 net income, to the extent such amount exceeds a base amount, is due in April 1996.

   In December 1992, the Company, through a majority-owned limited partnership, acquired all the assets of Oklahoma Ambulatory Surgery Center, Inc., an outpatient surgery center in Midwest City, Oklahoma, for cash consideration of approximately $100,000, a 10% note payable of $1,400,000 and the issuance of a 10% interest in the partnership. Additionally, an earnout payment of $530,000 was paid in March 1993 and was recorded as additional purchase price.

   In January 1993, the Company acquired all the outstanding common stock of Heritage Medical Services of Maryland, Inc.; Heritage Medical Services of Texas, Inc. and Heritage Medical Services of Georgia, Inc. The sole asset of these three companies was a general partnership interest in the three outpatient surgery centers in which the Company originally acquired a partnership interest in April 1992. As a result, the Company increased its ownership interest in each of these three partnerships to 51%. The common stock was purchased with subordinated promissory notes in the principal amount of $3,546,621. Certain of the Company's shareholders (including several who are also officers and/or directors) were the principal shareholders of these three companies. Additionally, the Company purchased the management service contracts for these three partnerships from Heritage Group, Inc., a company owned by certain shareholders of the Company for subordinated promissory notes in the principal amount of $1,316,817.

                        SURGICAL HEALTH CORPORATION -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions--Continued

   In March 1993, the Company, through a majority-owned limited partnership, acquired substantially all the assets of Podiatry Associates of Oklahoma, Inc., an outpatient surgery center in Oklahoma City, Oklahoma, for cash consideration of approximately $7,320,000 and the issuance of an 11% interest in the partnership.

   In April 1993, the Company, through a majority-owned limited partnership, acquired certain medical equipment and a license to operate an outpatient surgery center in Tucker, Georgia from Northlake Tucker Ambulatory Surgery Center, Inc. for cash consideration of approximately $350,000.

   In July 1993, the Company, through two majority-owned limited partnerships, acquired substantially all the assets of Central Florida Surgical Centers, Inc. ("Central Florida") and Oakwater Surgical Center, Inc. ("Oakwater"). Central Florida and Oakwater each owned and operated an outpatient surgery center in Orlando, Florida and were majority-controlled by the same shareholders. The purchase price consisted of approximately $8,640,000 in cash and issuance of a 30% interest in each of the newly formed limited partnerships.

   In August 1993, the Company, through a wholly-owned subsidiary, acquired all of the common stock of Tesson Ferry Medical Management, Inc. and South County Outpatient Management, Inc. for consideration of approximately $225,000. The sole asset of these two companies were general partner interests in two newly formed limited partnerships. The Company, through these two partnerships, constructed a medical office building and outpatient surgery center in St. Louis, Missouri. Additionally, the Company acquired the rights to the related management service contracts for the two partnerships from a company which is majority-owned by one of the Company's officers and directors for $200,000.

   In September 1993, the Company, through a wholly-owned subsidiary, purchased a 60% interest in an outpatient surgery center in Cincinnati, Ohio for a total purchase price of approximately $3,323,000. The purchase price consisted of $1,594,000 in cash, notes payable of approximately $775,000 and the issuance of 219,752 shares of the Company's common stock which was recorded at its estimated fair value of approximately $810,000. In addition, the Company granted to an individual warrants for the purchase of 42,525 shares of common stock at an exercise price of $.01 per share for payment of brokerage fees on this transaction. The warrant was recorded at its estimated fair value of approximately $144,000.

   In September 1993, the Company purchased an additional 20% interest in The Surgery Center of The Woodlands for a purchase price of $300,000 in cash. This purchase increased the Company|Als ownership interest to 50%.

   In November 1993, the Company, through a majority-owned limited partnership, purchased substantially all the assets of Surgery Center Associates, Inc., an outpatient surgery center located in St. Louis, Missouri for cash consideration of $4,154,000. Additionally, the Company granted to the seller a warrant to purchase 25,000 shares of the Company|Als common stock at a price per share equal to any future initial public offering price per share. This warrant expires three years subsequent to an initial public offering.

   In December 1993, the Company, through a majority-owned limited partnership, purchased all the assets of Hawthorn Place Joint Venture, an outpatient surgery center located in Libertyville, Illinois for consideration of $3,000,000. Additionally, an earnout payment of $1,118,000 was paid in 1994 and was recorded as additional purchase price.

                        SURGICAL HEALTH CORPORATION -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions--Continued

   In March 1994, the Company, through a wholly-owned subsidiary, acquired all the outstanding capital stock of Tesson Ferry Anesthesia, Inc. ("TFA") from an individual who is also an officer and director of the Company. The purchase price for the stock is to be paid based upon a multiple of TFA|Als adjusted net income for the first three twelve-month periods following the start of business operations by TFA. TFA was formed to provide anesthesia services to patients of an outpatient surgery center acquired by the Company in the development stage in August 1993. Up to 30% of the capital stock of TFA may be issued by the Company to anesthesiologists providing services at such center. TFA commenced operations in May 1994.

   In April 1994, the Company issued 8% subordinated promissory notes in the aggregate principal amount of $245,000 in connection with finalizing the earnout provision of the purchase of the common stock of Heritage Medical Services of Maryland, Inc. Certain of the Company|Als shareholders (including several who are officers or directors) were the principal shareholders of this company.

   Each of the above acquisitions was accounted for as a purchase transaction and accordingly the various assets acquired have been recorded at their respective fair value as of the date of acquisition. The Company records amounts paid, if any, under the earnout provisions described above as additional purchase consideration in the period the amount is determinable. The excess of the total acquisition costs (consisting of the related purchase price, assumed liabilities and associated acquisition costs) over the fair value of the net assets acquired was approximately $33,640,000 in 1993 and $3,832,000 in 1994. The results of operations of the acquired businesses have been included in the consolidated statement of income since their respective purchase dates.

   The following unaudited pro forma summary of consolidated results of operations has been prepared as if each of the above acquisitions had been acquired on the later of January 1, 1992 or the respective acquired entities' start of business.

                                                     YEARS ENDED DECEMBER 31,
                                                      1992             1993
                                              -------------------------------------
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenues..........................              $66,227          $88,990
Net income............................                2,019            4,128
Net income per common share...........                  .08              .13

   These pro forma results do not purport to be indicative of the results that would have actually been obtained if the respective businesses had been acquired as of January 1, 1992 or of results which may occur in the future.

                        SURGICAL HEALTH CORPORATION -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Intangible Assets

   Intangible assets consist of the following amounts:


                                                    DECEMBER 31,
                                                1993            1994
                                             ---------       ---------

Excess of cost over net assets
acquired .................................   $69,273,072   $ 73,624,971
Medical licenses .........................     4,924,315      4,975,260
Management contracts .....................     1,217,277      1,417,277
Other ....................................       238,920        238,920
                                              75,653,584     80,256,428
Accumulated amortization .................    (1,884,021)    (4,268,293)
                                             $73,769,563   $ 75,988,135



5. Long-Term Debt and Capital Lease Obligations

   At December 31, 1993 and 1994, long-term debt and capital lease obligations consisted of the following:

                                                                            DECEMBER 31,
                                                                       1993              1994
                                                                    -----------      ------------
Senior subordinated notes, interest at 11.5%, due July 15,
2004..........................................................  $            --  $    75,000,000
Revolving credit facility.....................................        31,617,260       9,000,000
Various notes repaid in 1994..................................        30,798,641             --
Capital lease obligations.....................................         7,268,993       5,484,251
Other.........................................................           146,341         135,635
                                                                      69,831,235      89,619,886
Current portion...............................................       (10,158,598)     (1,984,712)
                                                                $    59,672,637  $    87,635,174

   In June 1994, the Company issued $75 million of 11.5% Senior Subordinated Notes due July 15, 1999 (the "Notes"). The Notes may not be redeemed by the Company prior to July 15, 1999, except that prior to July 15, 1997, the Company may redeem up to $18.75 million in aggregate principal amount of the notes at 110% of the principal amount plus accrued interest with the proceeds of an initial public offering of common stock. The terms of the Notes provide for limitations on the Company's ability to incur additional indebtedness (excluding borrowings under the senior credit facility); to repurchase outstanding capital stock; to declare any dividends on capital stock; to make certain investments or to merge the Company.

   The proceeds of these Notes were used to repay all of the Company's outstanding long-term debt with the exception of its capital lease obligations. The aggregate principal balance of such indebtedness was approximately $74,544,000. In connection with this repayment, the Company recognized an extraordinary loss resulting from the write-off of the unamortized balance of deferred loan fees in the amount of $427,122 (before deduction of related income tax benefit of $226,000).

   In June 1994, the Company amended and restated its existing Loan and Security Agreement (the "Amended Agreement") with its primary lender. The Amended Agreement provides for a revolving credit facility of up to $50 million which expires on December 31, 1999. Borrowings outstanding under the Amended Agreement bear interest, at the Company|Als option, at either the bank's prime rate (8.5% at December 31, 1994) plus 1/4% or LIBOR (5.9% at December 31, 1994) plus 2 1/4 %. Commitment fees of 1/2 % are payable quarterly on the unused portion. As of December 31, 1994, the Company had approximately $41,000,000 available under this Amended Agreement for future borrowings.

                        SURGICAL HEALTH CORPORATION -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Long-Term Debt and Capital Lease Obligations--Continued

   In connection with the revolving credit facility, the Company issued to the bank a stock purchase warrant to purchase 596,679 shares of its common stock or a similar number of shares of non-voting common stock at an exercise price of $.01 per share. The warrant expires in February 2003 and may be exercised at any time at the option of the warrant holder. Under the terms of the warrant agreement, the warrant holder has certain registration rights and antidilution protection from future equity securities issued at below fair market value, and can restrict the payment of dividends to any class of capital stock. The warrant agreement also requires the Company to repurchase the warrant, at the option of the warrant holder, at any time during the period February 2000 to February 2003. The purchase price is to be based upon a multiple of the Company|Als then operating cash flows, as defined in the warrant agreement. This put right expires upon the successful completion of an initial public offering of the Company's common stock in which the proceeds to the Company and any selling stockholders are not less than $12,000,000.

   The Company recorded the warrants issued at their estimated fair value of $1,903,406 and has included the amount in loan origination costs and treated the item as a non-cash financing transaction for purposes of the Statement of Cash Flows. The loan origination costs are being amortized over the term of the Amended Agreement. The excess of the redemption value over the carrying value has been accreted by periodic charges to common stock additional paid-in-capital over the life of the issue.

   The Amended Agreement contains numerous restrictive covenants, which limit, among other things, future borrowings; payment of dividends on any class of the Company|Als capital stock; distributions by the Company|Als majority-owned partnerships; loans to subsidiaries, affiliates or third parties and certain investments. The Amended Agreement also requires the maintenance of specified levels of cash flows, interest coverage and net worth.

   Through March 1, 1995, the Company had borrowed an additional $8,300,000 under the Amended Agreement.

   Borrowings under the Amended Agreement are secured by all the assets of the majority-owned partnerships to which such borrowings are advanced as well as a pledge of the related partnership interest and stock of the Company|Als wholly-owned subsidiaries which serve as the partnerships|Al general partner.

   Substantially all the assets of the Company and the Company's majority-owned partnerships are pledged to secure the Company|Als indebtedness.

   The Company leases certain medical equipment under long-term lease arrangements which have been recorded as capital leases. During 1993 and 1994, the Company entered into capital lease obligations in the original principal amounts of approximately $3,100,000 and $200,000, respectively. The aggregate future minimum payments of these capital lease obligations as of December 31, 1994 are as follows:


     1995.............................  $    2,492,827
     1996.............................       2,324,502
     1997.............................       1,183,595
     1998.............................         346,514
     1999.............................          20,967
     Thereafter.......................          45,558
                                             6,413,963
     Less amount representing
       interest.......................        (929,712)
                                        $    5,484,251

                        SURGICAL HEALTH CORPORATION -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Long-Term Debt and Capital Lease Obligations--Continued

   Assets recorded under capital leases consist of the following:


                                               DECEMBER 31,
                                          -----------------------
                                          1993              1994
                                          ----              -----
Equipment, furniture and
fixtures.........................  $    9,682,023   $     9,877,810
Accumulated amortization.........      (2,654,841)       (4,548,462)
                                   $    7,027,182   $     5,329,348

   The Company paid interest on its long-term debt and capital lease obligations during 1992, 1993, and 1994 of approximately $1,275,000, $3,897,000 and
$3,110,000 (including interest of $42,000 in 1992, $280,000 in 1993 and $635,000 in 1994 capitalized in connection with construction projects), respectively. The carrying amount of long-term debt and capital lease obligations approximates fair value.

6. Redeemable Convertible Preferred Stock

   At December 31, 1994, the Company had authorized 5,450,624; 6,000,000; and 3,571,429 shares of series A, series B and series C redeemable convertible preferred stock, respectively. The following is a summary of the issued and outstanding shares and liquidation value by series as of December 31, 1993 and 1994:

                                     1993                             1994
                        -------------------------------  -----------------------------
                            ISSUED AND     LIQUIDATION      ISSUED AND     LIQUIDATION
                        OUTSTANDING SHARES    VALUES    OUTSTANDING SHARES    VALUES
                        ------------------ ------------  ----------------- -----------
Series A ........           2,022,739   $    3,502,000     1,911,902   $    3,586,000
Series B ........           4,014,946       13,775,000     3,961,413       14,773,000
Series C ........           3,485,715       12,755,000     3,439,692       13,785,000
Total ...........           9,523,400   $   30,032,000     9,313,007   $   32,144,000

   The holders of the series A, series B, and series C convertible preferred stock (collectively, the "preferred stock"), are entitled to receive dividends, if declared by the Board of Directors and affirmed by a majority of the directors elected by the holders of the preferred stock. No dividends will be paid to holders of series A convertible preferred stock until dividends have first been paid to holders of series B and series C convertible preferred stock. The holders of the preferred stock have the right to require the Company to redeem all of the outstanding preferred stock on or after July 1, 1997 (the "redemption date") following a majority vote by the holders of preferred stock and the consent of the Company|Als lender under the Amended Agreement (see Note
5). However, the preferred stock may not be redeemed as long as the Company has outstanding debt on the revolving credit agreement or the senior subordinated notes. In the event the preferred stock is redeemed, the redemption price of approximately $26,567,000 is equal to the original issue price plus any declared but unpaid dividends at December 31, 1994. The Company has no funding requirements prior to the redemption date.

   Each share of preferred stock is also convertible into one share of common stock at the option of the holder at any time prior to July 1, 1997. If not redeemed prior to July 1, 1997, the conversion ratio shall reduce to 90% of the immediately preceding conversion ratio, and for each 90 day period thereafter until redeemed, the conversion ratio would reduce to 90% of the immediately preceding adjusted conversion ratio. The conversion ratio will be adjusted for dilution in the event of future issuances of capital stock for a per share consideration less than that paid by the preferred shareholders, except for issuance of up to an aggregate of 3,725,000 shares to employees or to principal owners of facilities which may be acquired. The preferred shareholders waived this right with respect to the stock purchase warrants issued to the bank (see
Note 5) and also with respect to the shares, options and warrants issued in the Heritage acquisition (see Note 1).

                        SURGICAL HEALTH CORPORATION -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Redeemable Convertible Preferred Stock--Continued

   In the event of any liquidation, dissolution, or winding up of the business, the holders of the preferred stock would be entitled to receive a liquidation payment, prior to any distribution to common shareholders. The liquidation payment would be equal to the greater of either (i) $1.45 per share for series A, $3 per share for series B and $3.50 per share for series C, plus an amount equal to a dividend of 10% per annum less cash dividends paid, or (ii) an amount per share that would have been payable had each share been converted to common stock immediately prior to liquidation. For the purposes of the liquidation payment, the rights of holders of series A are considered junior to the rights of holders of series B and series C. In the accompanying balance sheet, the liquidation values of the preferred stock have been calculated as $1.45 per share for series A, $3 per share for series B and $3.50 per share for series C, plus an amount equal to a dividend of 10% per annum. No dividends have been paid. The preferred stock has restrictive rights which require approval by the preferred shareholders, as defined in the amended certificate of incorporation, to enact any subsequent changes in capital structure, any consent to liquidation, an amendment to the certificate of incorporation or bylaws, and any distribution of shares of the Company|Als capital stock, or a redemption of the preferred stock. No dividends on preferred stock were declared in 1992, 1993 or 1994.

   On February 10, 1993, the holders of 3,427,885 shares of series A convertible preferred stock and 1,638,317 shares of series B convertible preferred stock converted such shares into 5,066,202 shares of common stock. As a result, approximately $9,830,000 was transferred from preferred stock to common stock. Assuming this conversion had occurred effective with the respective date of issuance of the converted preferred shares, the net income per common share for the years ended December 31, 1992 and 1993 would not have been materially different.

   On January 18, 1994, the holders of 110,837 shares of series A convertible preferred stock, 53,533 shares of series B convertible preferred stock and 46,023 shares of series C convertible preferred stock converted such shares into 210,393 shares of common stock. As a result, approximately $480,000 was transferred from preferred stock to common stock.

7. Shareholders' Equity

   The Company's Certificate of Incorporation authorizes the issuance of up to 700,000 shares of non-voting common stock. Shares of nonvoting common stock, if issued, would be convertible at the option of the holder on a one for one basis into common stock. Such shares would also have certain antidilution provisions but would have no preferences to those of the common shareholders in dividends or in the event of liquidation.

   In June 1993, the Company amended its Certificate of Incorporation to increase the number of authorized shares of common stock to 30,000,000 shares. Additionally, in January 1994, the Company amended its Certificate of Incorporation to increase the number of authorized shares of common stock to 60,000,000 shares and also to increase the authorized number of preferred shares to 25,022,053 shares of which 10,000,000 shares are undesignated.

   At December 31, 1994, the Company had reserved 20,723,009 shares of common stock for possible future issuance in the event the outstanding shares of series A, series B, and series C convertible preferred stock are converted and the outstanding stock options and stock purchase warrants are exercised.


   As of December 31, 1994, the Company had stock option plans which provide for the issuance of up to 4,883,360 shares of common stock to key employees, directors and consultants of the Company. Under these plans, the Company may issue incentive or nonqualified options and all options granted expire ten years from the date of grant. Options granted under the plans generally vest 20% per year.

                        SURGICAL HEALTH CORPORATION -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Shareholder's Equity--Continued


   In connection with the termination of an officer of the Company during the fourth quarter of 1994, the Company agreed to accelerate the vesting of certain options and to extend the exercise period of vested options from 90 days to 3 years. These changes in option terms resulted in a compensation charge of $804,685 during the fourth quarter.

   A summary of transactions during 1992, 1993 and 1994 under these option plans follows:


                                           NUMBER OF    OPTION PRICE
                                             SHARES       PER SHARE
                                         ------------- --------------
1992
  Granted.............................      2,595,033    $.40-4.54
  Exercised...........................        (20,000)         .40
  Outstanding at December 31, 1992....      2,575,033     .40-4.54

1993
  Granted.............................      1,535,327    2.27-3.50
  Exercised...........................        (52,000)         .40
  Canceled............................        (48,000)         .40
  Outstanding at December 31, 1993....      4,010,360     .40-4.54

1994
  Granted.............................      1,079,551         3.67
  Exercised...........................        (54,320)         .40
  Canceled............................     (1,287,686)    .40-3.67
  Outstanding at December 31, 1994....      3,747,905     .40-4.54


   At December 31, 1994, options covering 1,931,979 shares of common stock were exercisable.

   In 1993, the Board of Directors of the Company authorized the Company to issue warrants for the purchase of the Company's common stock. The warrants generally expire five years from the date of issuance. Warrants to purchase 251,292 shares of common stock at prices ranging from $.57 to $4.54 per share are outstanding and exercisable at December 31, 1994.

   In  1993,  in  connection   with  the  formation  of  a  new   majority-owned
partnership, the Company issued a warrant to purchase 12,785 shares of common stock to the partnerships. This warrant expires in February 1998 and has an exercise price of $4.54 per share.

   In conjunction with a $1,000,000 note payable paid in 1994, the Company granted to an investor a warrant to purchase 33,162 shares of common stock at $3.50 per share. This warrant expires in December 1997.

   In 1993, the Company granted in connection with an acquisition and the related issuance of 219,752 shares of common stock the right for the holder, at its sole option, to require the Company to repurchase such shares at $3.69 per share in September 1996. These shares are classified as redeemable common stock in the consolidated balance sheet.

   Dividends paid by Ballas and MWA to their pre-merger shareholders aggregated $1,124,998 and $660,000 in 1992 and 1993, respectively.

                        SURGICAL HEALTH CORPORATION -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Operating Leases

   The Company leases space for its corporate office as well as its outpatient surgery centers under the terms of operating lease agreements that expire at various dates through 2009. Certain of these leases contain renewal options for additional periods of five to fifteen years at the then fair market rental rates. These leases generally provide for the payment of minimum annual rents (increasing at various rates over the lease term) in addition to insurance, operating costs and property taxes. Rent expense approximated $1,875,000 in 1992, $5,956,000 in 1993 and $7,527,000 in 1994.

   At December 31, 1994, the future minimum lease payments under non-cancelable operating leases were as follows:


          1995...........         $    7,486,200
          1996...........              7,452,774
          1997...........              7,259,343
          1998...........              7,108,871
          1999...........              6,820,077
          Thereafter.....             32,660,114
                                  $   68,787,379


9. Income Taxes

   Prior to the merger with the Company, Ballas and MWA were S corporations under the Internal Revenue Code and consequently their earnings were not subject to federal or state income taxes. The shareholders of Ballas and MWA included their respective share of the acquired companies' earnings or losses in their individual income tax returns. Their portion of the Company's income during 1992 and for the period January 1, 1993 to February 11, 1993 was not included in the Company's income tax provision (see Note 10).

   The provision for income taxes includes the following components:


                                              YEARS ENDED DECEMBER 31,
                                         1992         1993             1994
                                        ------       ------           ------
Current:
  Federal ....................       $  397,196   $1,334,256       $  392,584
  State ......................          136,306      413,825          192,972
Deferred .....................           94,573      868,612         (341,801)
                                     $  628,075   $2,616,693       $  243,755

                        SURGICAL HEALTH CORPORATION -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Income Taxes--Continued

   A reconciliation of the provision for income taxes to the federal statutory rate of 34% is as follows:

                                                                            YEARS ENDED DECEMBER 31,
                                                               --------------------------------------------------
                                                                1992                 1993                 1994
                                                              --------              ------               --------
Statutory federal income tax expense (benefit) .........   $   277,300          $ 2,219,200          $  (917,600)
State income taxes, net of federal benefit .............       102,700              365,700              127,400
Tax effect of S corporation (income) loss ..............       (93,500)               5,700                   --
Non-deductible merger costs ............................            --               58,200              617,700
Increase (decrease) in valuation allowance for
  deferred tax assets ..................................       224,900             (318,600)                  --
Non-deductible amortization of intangible
assets .................................................       106,100              229,400              397,400
Other ..................................................        10,575               57,093               18,855
Income tax expense .....................................   $   628,075          $ 2,616,693          $   243,755

   A deferred tax asset is required to be recognized for the tax benefit of deductible temporary differences and net operating loss carryforwards. A valuation allowance is recognized if it is more likely than not that some or all of the deferred tax asset will not be realized. A valuation allowance of $318,600 at December 31, 1992 was established for the net deferred tax assets of the Company. During 1993, the valuation allowance was reduced as it became more likely than not that the deferred tax assets would be realized. The valuation allowance was not changed for 1994. During 1994, the Company utilized net operating loss carryforwards of $123,000.

   Deferred income taxes reflect the tax effects of differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The significant components of the Company's deferred tax assets and liabilities at December 31, 1993 and 1994 are as follows:


                                               DECEMBER 31,
                                         1993              1994
                                        ------            ------
Deferred tax assets:
  Net operating loss
    carryforwards.................  $      88,900    $      42,200
  Accrued liabilities.............        103,400          709,500
  Asset valuation allowances .....        503,300          761,300
  Alternative minimum tax.........            --           424,000
  Other...........................         23,378           10,087
    Total.........................        718,978        1,947,087

Deferred tax liabilities:
  Depreciation and amortization ..      1,669,700        2,275,200
  Cash basis reporting............        156,100          104,000
  Other...........................         99,070          280,714
    Total.........................      1,924,870        2,659,914
  Net deferred tax balance........  $   1,205,892    $     712,827

   At December 31, 1994, the Company and its subsidiaries had available net operating loss carryforwards of approximately $111,000. These net operating loss carryforwards expire beginning in 2001 through 2007. Because of changes in ownership of the Company, the utilization of these losses in the future may be limited.

   The Company made federal and state income tax payments of approximately $1,818,000 in 1993 and $1,100,000 in 1994. No federal and state income tax payments were made in 1992.

                        SURGICAL HEALTH CORPORATION -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Pro Forma Income Taxes

   As described in Note 9, Ballas and MWA were previously taxed as S corporations. Effective with the completion of the merger in February 1993, the acquired companies became subject to federal and state income taxes.

   The following pro forma information reflects the historical provision for income taxes adjusted for the increase or decrease in income taxes that would have resulted if Ballas and MWA had been subject to federal and state income taxes and had been consolidated subsidiaries for 1992 and 1993.


                                               YEARS ENDED DECEMBER 31,
`                                               1992             1993
                                              --------         --------
          Pro forma income taxes:
               Current:
                 Federal.................  $   301,196   $    1,739,856
                 State...................      144,406          414,225
               Deferred................         35,073          766,612
                                           $   480,675   $    2,920,693

   The pro forma provision for income taxes differs from the amount computed by applying the federal statutory rate of 34% to income before income taxes as follows:


                                                        YEARS ENDED DECEMBER 31,
                                                        ------------------------
                                                             1992       1993
                                                           -------    --------
     Statutory federal income tax expense............  $   277,300  $ 2,219,200
     State income taxes, net of federal benefit .....      108,000      365,700
     Non-deductible amortization of intangible
          assets.....................................      106,100      229,400
     Ballas and MWA non-deductible merger costs .....          --       101,200
     Other...........................................      (10,725)       5,193
                                                       $   480,675  $ 2,920,693


11. Commitments and Contingencies

   As of December 31, 1994, the Company is constructing three outpatient surgery centers and is expanding an existing facility. The Company estimates that it will cost approximately $9.3 million to complete these projects.

   Additionally, since December 31, 1994, the Company has signed long-term lease agreements in connection with the development of two outpatient surgery centers. These leases require payments of $49,500 per month over their term.

   The Company's majority-owned partnerships carry malpractice and general liability insurance on a claims-made basis. Should these claims-made policies not be renewed or replaced with equivalent insurance, claims based on occurrences during the term of the respective policies, but asserted subsequently, would be uninsured. To date, the partnerships have obtained equivalent insurance at the expiration of the current coverage periods.

   At December 31, 1994, the Company's majority-owned partnerships have several malpractice claims outstanding which have arisen in the normal course of business. In addition, it is possible that certain incidents may have occurred which have not been reported as of this date. The Company has policies and procedures in place to track and monitor incidents of significance. Based on the Company's knowledge of the facts to date, consultation with its legal advisors and extent of existing insurance coverages, management believes the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or the results of operations.

                        SURGICAL HEALTH CORPORATION -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Other Receivables

   The Company had made advances of approximately $784,000 to Surgical Care Foundation ("SCF"), a not for profit entity which provides recovery bed service to one of the Company's surgery centers. Of these advances, $275,000 had been made through a company in which an officer and director of the Company is the majority shareholder. During the fourth quarter of 1994, the Company concluded the advances to SCF are not collectible and fully reserved for the advances.

   The  Company   entered  into  an   agreement   to  provide   advances  to  an
anesthesiologist who provides services at one of its facilities. During the fourth quarter of 1994, the Company established a reserve of $216,000 for advances that may not be collectible.

   In connection with the development of a surgery facility, the Company received approximately $100,000 of subscription receivables from the limited partners and advanced approximately $338,000 to an entity which is owned by certain of the limited partners. During the fourth quarter of 1994, the Company concluded these receivables are not collectible and fully reserved for the receivables.

13. Related Party Transactions

   In connection with the development of a medical office building and an outpatient surgery center in St. Louis, Missouri, the Company paid development fees of $300,000 to a Company in which an officer and director of the Company is a majority shareholder.

   The Company leases one of its outpatient surgery centers from a limited partnership whose general partner is wholly-owned by an officer and director of the Company. Rent expense under this lease was approximately $494,000, $592,000, and $954,000 in 1992, 1993, and 1994, respectively.

   During 1992, certain partnerships paid a management fee to a Company whose majority shareholders are also shareholders of the Company. The related expense of approximately $300,000 is included in operating costs in the consolidated statement of income for the year ended December 31, 1992. The Company paid this company certain fees in connection with the development, organization and syndication of certain of the Company's outpatient surgery centers. These fees aggregated $325,000 and $505,000 in 1992 and 1993, respectively.

   The Company had a net receivable of $143,119 at December 31, 1993 due from a corporation which is also a shareholder of the Company. The net payable and net receivable were included in payables to affiliates and other receivables and arose in connection with the acquisition of several outpatient surgery centers previously owned by this corporation.

   At December 31, 1994, the Company had a net receivable of $103,000 from a company in which an officer and director of the Company is a shareholder.

14. Defined Contribution Plans

   Effective April 1, 1994, the Company amended the 401(k) Profit-sharing Plan of Heritage Surgical Corporation (the "401(k) plan") established January 1, 1993. The amended 401(k) plan allows participation of all eligible Company employees at its centers and the corporate office. Employer contributions are made at the discretion of the Company. The Company made no contributions in 1993 and 1994.

   A defined contribution profit sharing plan co-sponsered by two wholly-owned subsidiaries of the Company with certain other companies was terminated in 1993. Profit sharing contributions charged to operations were approximately $175,000 in 1992 and $210,000 in 1993.

                        SURGICAL HEALTH CORPORATION -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Merger Costs

   In connection with the February 1993 merger between the Company, Ballas and MWA, the Company incurred legal, accounting and other out-of-pocket costs of $332,532. These costs were expensed in 1993.

   In connection with the January 1994 merger between the Company and Heritage, the Company incurred advisory fees, legal and accounting costs and other direct costs of $3,570,961 for investigating, negotiating, and closing this transaction. These costs were expensed in 1994.

16. Gain on Sale of Partnership Interest

   In May 1993, the Company sold its 51% partnership interest in Coastal Lithotripsy Associates, L.P. and the associated management services contract for net proceeds of approximately $3,163,000. The Company recognized a gain of $1,400,137 from this sale.

   For the four months ended April 30, 1993, this partnership had net revenues of $642,000 and the Company's interest in its net income was $109,000.

17. Sale of Real Estate

   On June 29, 1994, the Company completed the sale of the real estate and associated improvements relative to two of its outpatient surgery centers. The aggregate proceeds were approximately $2 million. The Company also entered into agreements to lease the two facilities for initial lease terms of 13 to 15 years. The aggregate annual lease payments with respect to these two properties are approximately $370,000.

   Additionally, in July 1994, a majority-owned partnership sold an uncompleted medical office building for aggregate proceeds of $7.4 million. The Company also entered into an agreement to lease this medical office building for an initial lease term of 15 years. The aggregate annual lease payments with respect to this building are approximately $830,000. The Company also agreed to complete construction of the facility including the related tenant improvements.

   The Company deferred an insignificant gain resulting from the sale of these three facilities. The Company is accounting for each of the new leases as an operating lease.

18. Fair Value of Financial Instruments

   The following methods were used by the Company in estimating its fair value disclosures for financial instruments.

Cash and Cash Equivalents

   The carrying amount reported in the consolidated balance sheet for cash and cash equivalents approximate its fair value.

Long-Term Debt

   The fair values of the Company|Als long-term debt are estimated using quoted market prices and discounted cash flow analyses, based on the Company|Als current incremental borrowing rates for similar types of borrowing arrangements.

   The carrying amounts and fair values of the Company's financial instruments are as follows:

                                                      DECEMBER 31, 1994
                                                ----------------------------
                                                    CARRYING
                                                     AMOUNT      FAIR VALUE
                                                --------------- ------------

     Cash and cash equivalents.................  $ 2,786,123     $ 2,786,123
     Long-term debt (including current
       portion)................................   89,619,886      88,617,613


   The carrying amounts of cash and long-term debt approximated fair value at December 31, 1993.

                        SURGICAL HEALTH CORPORATION -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Subsequent Event

   In January 1995, the Company entered into a merger agreement with HealthSouth Corporation under which all of the Company|Als outstanding shares of common stock and redeemable convertible preferred stock would be exchanged for common stock of HealthSouth Corporation. The Company must obtain the approval of the holders of a majority of the aggregate principal amount of the outstanding Senior Subordinated Notes and the consent of the Lender under the Amended Agreement prior to consummation of the merger. In addition, should this merger be consummated, the Company would be required to offer to purchase all outstanding Senior Subordinated Notes at a purchase price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest.

   On January 20, 1995, the Company entered into a non-binding letter of intent to acquire substantially all of the assets of an outpatient surgery center in Washington, Missouri. The aggregate purchase price contemplated in the letter of intent is $1,835,000. The parties are currently negotiating a definitive purchase agreement.